                                                                    EXHIBIT 10.L


                                  THE VIAD CORP

                            SUPPLEMENTAL PENSION PLAN
            (AMENDED AND RESTATED AS OF DECEMBER 1, 1999), PREVIOUSLY
        AMENDED AND RESTATED AS OF SEPTEMBER 30, 1997 AND PRIOR THERETO,
                               ON JANUARY 1, 1987

1.       PURPOSE

The purpose of the Viad Corp Supplemental Pension Plan (hereinafter referred to as the "Plan") is to provide deferred compensation to Eligible Employees (as defined in paragraph 2) on and after January 1, 1976. It is the intention of Viad Corp (hereinafter called the "Company") that Eligible Employees are those employees designated by the Company, or the Chief Executive Officer of the Company, pursuant to paragraph 2, from a select group of management or highly-compensated employees of the Company, or any of its subsidiaries or affiliates (hereinafter referred to as "Subsidiaries") and that the Plan continue to be eligible for exemptions under Parts 1, 2, 3 and 4 of Title I of ERISA and U.S. Department of Labor regulations. It also is the intention of the Company that the Plan be unfunded, that any Eligible Employee's rights under the Plan are those of a general creditor only, and that there be no elections with respect to any benefits under the Plan by Eligible Employees. Subject to rights and benefits expressly fixed by the terms hereof, the Company also intends that the Plan may be amended or terminated and that benefits may be reduced or eliminated as the Board of Directors of the Company determines from time to time and that individuals' rights may be altered.

2.       PARTICIPATION

An employee of the Company (or any of its Subsidiaries) may become eligible to participate in the Plan (referred to herein as "Eligible Employee") when approved by the Board of Directors of the Company (or a committee thereof), or by the Chief Executive Officer of the Company, as specifically designated in each Schedule of Benefits (which is attached hereto, and by this reference made a part hereof). A list of Eligible Employees with respect to each Schedule of Benefits is correspondingly denominated and attached as an exhibit to the Plan (referred to herein as "Exhibit") and each such Exhibit shall be periodically updated.

3.       FUNDING

No fund shall be established to provide for the payment of benefits under the Plan. No trust, other than one which will not cause the Plan to be "funded" under current Internal Revenue Service and U.S. Department of Labor regulations and rulings, shall be created. Any rights of an Eligible Employee or any other person claiming by or through him or her shall be those of a general


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creditor of the Company only. The Company may create book reserves or take such other steps as it deems appropriate to provide for its expected liabilities under the Plan.

4.       CATEGORIES OF BENEFIT PAYMENTS TO ELIGIBLE EMPLOYEES

Benefits shall be payable by the Company in accordance with the terms and conditions of the Plan and as described in each Schedule of Benefits to the Eligible Employees described in each such Schedule of Benefits and its corresponding Exhibit.

5.       RETIREMENT BENEFITS

Except, as otherwise expressly provided in the Plan or in a Schedule of Benefits, the Plan shall make monthly payments to an Eligible Employee at the same time such Eligible Employee receives or would be deemed to receive under any Schedule of Benefits his or her pension benefits under the pension plan(s) sponsored by the Company, or any of its Subsidiaries, (herein, and in any Schedule of Benefits, referred to for the purposes of the Plan as "the time of his or her retirement"), but in no event shall monthly payments begin before such Eligible Employee has attained the age of 55 and has actually left the employ of the Company or its Subsidiaries. Unless otherwise expressly stated in a Schedule of Benefits, such monthly payments shall be equal to the amount by which the sum of the monthly pension benefits payable to the Eligible Employee from all pension plans sponsored by the Company or any of its Subsidiaries, other than this Plan and a plan qualified under Internal Revenue Code Section 401(k), (hereinafter called "Pension Plans"), is less than the aggregate amount(s) determined under the applicable Schedule(s) of Benefits. In making this determination, the amount(s) from such Pension Plan(s) shall be determined prior to the election of any payment options (such as joint and survivor elections) and without regard to Internal Revenue Code Section 415 or any other law or regulation which would limit benefit amounts from such Pension Plan(s). In addition, when an Eligible Employee is a participant in more than one Pension Plan and benefits under any one of such Pension Plans are not available immediately on account of early retirement eligibility provisions, then, for the purposes of the Plan, such benefits shall be taken into account as though payable immediately on an actuarially equivalent basis, as reasonably determined by the Viad Retirement Committee ("Committee") in its sole discretion.

6.       FINAL AVERAGE EARNINGS

Final Average Earnings for purposes of Schedules A, B, B', C and E shall be as defined in the Viad Corp Retirement Income Plan (hereinafter, "VCRIP") plus amounts that were not included in Final Average Earnings because such amounts were deferred and, for Schedules A, B, B' and C only, the average of the highest five calendar years of Management Incentive Plan (hereinafter,


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"MIP") (or its predecessor or successor Plan) awards (whether paid or deferred)
made to him or her while in continuous service, except that for Schedules B, C, and E, when calculating Final Average Earnings for years following December 31, 1997 only one-half of MIP (if MIP is included in the calculation of compensation) shall be used and there shall be applied a transition benefit calculation as more fully described in the appropriate Schedules. Any deferrals included in Final Average Earnings by reason hereof shall only be used once in calculating such Final Average Earnings.

7.       OPTIONAL FORMS

If any pension benefit is payable to an Eligible Employee from a Pension Plan, and an optional form of payment is elected under that Pension Plan, then a similar election will be deemed made under the Plan. If two or more such pensions are payable from such other Pension Plans, then the option selected from the Pension Plan generating the largest monthly pension payment (include the beneficiary designation in connection with such option and benefits, if applicable) shall prevail for the purposes of the Plan. Notwithstanding the foregoing, no lump sum distributions shall occur to be permitted hereunder.

8.       LISTING OF ELIGIBLE EMPLOYEES

A listing of Eligible Employees shall be maintained in the form of the Exhibits to the Plan. Exhibit A shall contain those covered under Schedule A, and so on for B, B', C, D, and E. If an employee is incorrectly included or excluded from an Exhibit, actual entitlement to participation and benefits under the Plan shall be reasonably determined by the Committee in its sole discretion.

9.       SURVIVOR'S BENEFIT

If while covered by this program, for purposes other than a terminated vested benefit, an Eligible Employee dies and if on the date of his or her death such Eligible Employee is:

a) Covered by Schedule A, B, B', C, D or E and has 5 years of service; or

b) 55 years of age or older;

then his or her Eligible Spouse, as defined in the VCRIP shall be entitled to a survivor's benefit. This survivor's benefit shall be calculated by assuming that the Eligible Employee (i) was 55 years of age (or his actual age if older) on the date of death; (ii) retired under the VCRIP on the first day of the month following his or her death; and (iii) elected a Single Life Annuity. The Eligible Spouse will be entitled to receive 1/2 of this benefit which shall be further


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reduced by 1/6 of 1% for each month the Eligible Spouse is more than 60 months younger than the Eligible Employee.

The survivor's benefit under this paragraph 9 shall be reduced by any spousal survivor's benefit payable from any qualified defined benefit plan (other than a Section 401(k) plan or an Employee Stock Ownership Plan) sponsored by the Company when such benefit becomes payable, as reasonably determined by the Committee in its sole discretion.

10.      VESTING

In addition to all the terms and conditions of the Plan, no Eligible Employee or beneficiary shall be entitled to a benefit under the Plan unless such Eligible Employee has actually attained fully vested status in a Pension Plan which is qualified under Internal Revenue Code Section 401 and which is mentioned in any Schedule of Benefits covering the Eligible Employee, as reasonably determined by the Committee in its sole discretion. Notwithstanding any other provision hereof, any Eligible Employee hereunder who has accumulated five years of service with the Company and its Subsidiaries taken as a whole, ignoring breaks in service, shall be fully vested and entitled to benefits hereunder.

11.      ADMINISTRATION, AMENDMENT, MODIFICATION, AND TERMINATION OF THE PLAN

The Board of Directors of the Company may terminate the Plan or any Schedule of Benefits at any time. Any amounts vested under the Plan prior to any such termination shall continue to be subject to the terms, conditions, and elections in effect under the Plan when the Plan is terminated. The Plan may be amended at any item or from time to time by the Board of Directors of the Company. The Company shall have full power and authority to interpret and administer the Plan, to promulgate rules of Plan administration, to adopt a claims procedure, to conclusively settle any disputes as to rights or benefits arising from the Plan, and to make such decisions or take such actions as the Company, in its sole discretion, reasonably deems necessary or advisable to aid in the proper administration and maintenance of the Plan.

12.      MISCELLANEOUS

The Plan, and any determination made by the Committee or the Company in connection therewith, shall be binding upon each Eligible Employee, his or her beneficiary or beneficiaries, heirs, executors, administrators, successors and assigns. Notwithstanding the foregoing sentence, no benefit under the Plan may be sold, assigned, transferred, conveyed, hypothecated, encumbered, anticipated or otherwise disposed of, and any attempt to do so shall be void. No such benefit payment shall be, prior to actual receipt thereof by the Eligible Employee, or his or her beneficiary or beneficiaries, as the case may be, in any manner subject to the debts, contracts, liabilities or engagements of such


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Eligible Employee or beneficiary(ies). The Plan shall not constitute, nor be deemed to constitute, a contract of employment between the Company, or any of its Subsidiaries, and any Eligible Employee, nor shall any provision hereof restrict the right of the Company or any of its Subsidiaries to discharge any Eligible Employee from his or her employment, with or without cause.


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                                   SCHEDULE A

The benefits payable under this Schedule of Benefits are in lieu of, not in addition to, any other benefit provided for in this Plan, it being the intent of the Company that (i) benefits shall be payable under this Schedule of Benefits only if it generates the largest monthly benefits when compared to other benefits to which the Eligible Employee is otherwise entitled under the Plan, and (ii) benefits payable under this Schedule of Benefits shall be the only benefits payable to an Eligible Employee under the Plan. The provisions of this Schedule A shall not be construed to modify or limit the provisions of any other Schedule of Benefits to the extent such other Schedule of Benefits deems certain facts to be true for the purposes of the Plan.

Benefits may be payable under this Schedule of Benefits in respect of persons employed by the Company who are selected by the Board of Directors for inclusion under this Schedule of Benefits. The amount used to determine the monthly benefit payable to any Eligible Employee under paragraph 5 of the Plan is as follows:

         A monthly Pension calculated as though the selected person was a member of the VCRIP and based on the rules of that Plan applicable at the time of his or her retirement, except that the following Table of retirement benefits expressed as a percentage of Final Average Earnings shall be used. For purposes of this Schedule of Benefits, Final Average Earnings shall be as defined in paragraph 6 of the Plan.

         Years of    % of           % of       Years of     % of        % of
         Service      FAE         Soc. Sec.    Service      FAE       Soc. Sec.
         -------      ---         --------     -------      ---       ---------

            1          3             2.5          11         33         27.5
            2          6             5.0          12         36         30.0
            3          9             7.5          13         39         32.5
            4         12            10.0          14         42         35.0
            5         15            12.5          15         45         37.5
            6         18            15.0          16         48         40.0
            7         21            17.5          17         51         42.5
            8         24            20.0          18         54         45.0
            9         27            22.5          19         57         47.5
           10         30            25.0          20         60         50.0

Notwithstanding the foregoing, awards under the Management Incentive Plan, shall be counted only once for purposes of this Schedule of Benefits, but on the basis generating the largest Final Average Earnings.


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The benefit derived from this Table of Benefits shall be payable on the later of the first day of the month following termination of employment or the first day of the month following the month in which the participant attains age 55. The benefit shall not be subject to any reduction resulting from the Eligible Employee's election to retire prior to his or her normal retirement date. If the Eligible Employee is married on the date of his or her retirement, the benefit shall be paid in the form of a 50% Joint Survivorship Annuity and shall not be reduced to reflect such form of payment.

If the Eligible Employee elects any other optional form of payment under the VCRIP then the reduction in such optional form of benefit shall be based on the unreduced, 50% Joint & Survivor Annuity benefit.

Eligible Employees under this Schedule are listed on Exhibit A to this Plan.


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                                   SCHEDULE B

Benefits may be payable under this Schedule of Benefits in respect of persons employed by the Company who are selected by the Chief Executive Officer of the Company. The amount used to determine the monthly benefit payable to an Eligible Employee under paragraph 5 of the Plan is as follows:

         A monthly pension based on the rules of the VCRIP (in effect on December 31, 1988) for the Eligible Employee and calculated under those rules for years of service up to and including December 31, 1997. For years of service beginning January 1, 1998, the rules of the Amendment to the VCRIP Appendix: Greyhound Employees' Retirement Income Plan, effective January 1, 1998 ("the Appendix") shall apply, except that for purposes of the Employee's Average Monthly Compensation, the calculation of Final Average Earnings as set forth in Paragraph 6 of the Plan shall be used. For the purposes of this Schedule of Benefits, the amount of normal Retirement Pension with respect to compensation and credited service shall be the sum of the benefit determined under
         (a) and (b) below;

         (a) The Eligible Employee's Accrued Benefit as of December 31, 1997, if any, determined in accordance with the terms of this section as in effect immediately prior to January 1, 1998, multiplied by a fraction (not less than one), the numerator of which is the Eligible Employee's current Average Monthly Compensation, and the denominator of which is the Eligible Employee's Average Monthly Compensation determined as of December 31, 1997, with such calculations being determined based on the definitions of "Compensation" and "Average Monthly Compensation" as set forth in the Appendix as of December 31, 1997.

         (b) With respect to an Eligible Employee's Credited Service determined with respect to periods after December 31, 1997, the monthly amount of such normal Retirement Pension shall be the sum of the benefit determined under (1) and (2) below:

                  (1) 1.15 percent of the lesser of the Eligible Employee's Average Monthly Compensation or his Covered Compensation, multiplied by his Credited Service for periods after 1997, plus

                  (2) 1.70 percent of the excess, if any, of the Eligible Employee's Average Monthly Compensation over his Covered Compensation, multiplied by his Credited Service for periods after 1997.


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
         A Eligible Employee's Credited Service under this paragraph (b) shall be limited to 30 years minus any Credited Service taken into account for purposes of any calculation under paragraph (a) above.


         The Benefit shall be subject to no reduction if the Eligible Employee retires on or following his or her 60th birthday; and a reduction of .25% for each month his or her retirement precedes his or her 60th birthday. In no event, however, may an Eligible Employee retire prior to his or her 55th birthday. If the Eligible Employee is married on the date of his or her retirement, the benefit shall be paid in the form of a 50% Joint Survivorship Annuity and shall not be reduced to reflect such form of payment.

If the Eligible Employee elects any other optional form of payment under the VCRIP the reduction in such optional form of benefits shall be based on an unreduced, 50% Joint & Survivor Annuity benefit.

Eligible Employees under this Schedule B are listed on Exhibit B to the Plan.


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                                   SCHEDULE B'

Benefits may be payable under this Schedule of Benefits in respect of persons employed by the Company who are selected by the Board of Directors of the Company. For the purposes of this Schedule of Benefits, Final Average Earnings ("FAE") shall be as defined in paragraph 6 of the Plan. The amount used to determine the monthly benefit payable to an Eligible Employee under paragraph 5 of the Plan is the greater of (1) or (2) below:

         (1) A monthly pension based on the rules of the VCRIP (in effect on December 31, 1988) for the Eligible Employee. The Benefit shall be subject to no reduction if the Eligible Employee retires on or following his or her 60th birthday; and a reduction of .25% for each month his or her retirement precedes his or her 60th birthday. In no event, however, may an Eligible Employee retire prior to his or her 55th birthday.

         (2) If the Eligible Employee is actively employed by Viad Corp at such time as the Eligible Employee obtains age 58 and continues to be actively employed upon the attainment of the ages shown in Table A below, a monthly pension based on the amount derived from Table A below, offset by the amounts in Table B below.

Table A

Upon attainment of       The following percentage of
the following age:       Final Average Earnings:
       58                            30%
       59                            40%
       60                            50%
       61                            52%
       62                            54%
       63                            56%
       64                            58%
       65                            60%

         The above percentages of FAE shall be attained only upon the Eligible Employee's birthday without any interpolation for retirements between birthdays.

Table B

Upon retirement at      the following
The following ages:     monthly offset:
       58                 $2,706        And all of the monthly amounts payable
       59                 $2,912        to the Eligible Employee from VCRIP and


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
       60                 $3,130        any and all special retirement benefits paid
       61                 $3,173        pursuant to any Change in Control
       62                 $3,216        provisions set forth in any agreements by
       63                 $3,257        and between the Eligible Employee and
       64                 $3,295        Viad Corp, (including the Executive
       65                 $3,327        Severance Agreement entered into in
                                        January of 1997) as such provisions
                                        enhance retirement benefits.

In the event of a Change of Control, the Eligible Employee will receive a retirement benefit equal to the greater of the retirement benefit calculated (a) pursuant to the Change of Control provisions set forth in any agreements by and between Eligible Employee and Viad Corp (including the Executive Severance Agreement entered into in January of 1997) or (b) by using the Schedule B' as described above.

If the Eligible Employee is married on the date of his or her retirement, the benefit shall be paid in the form of a 50% Joint Survivorship Annuity and shall not be reduced to reflect such form of payment.

If the Eligible Employee elects any other optional form of payment under the VCRIP then the reduction in such optional form of benefits shall be based on an unreduced, 50% Joint & Survivor Annuity benefit.

Eligible Employees under this Schedule B' are listed on Exhibit B' to the Plan.


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                                   SCHEDULE C

Benefits may be payable under this Schedule of Benefits in respect of persons employed by the Company who are selected by the Chief Executive Officer of the Company. The amount used to determine the monthly benefit payable to an Eligible Employee under paragraph 5 of the Plan is as follows:

         A monthly pension based on the rules of the VCRIP for the Eligible Employee applicable at the time of his or her retirement, but subject to the preservation of the December 31, 1997 benefit set forth in the Amendment to the VCRIP Appendix: Greyhound Employees' Retirement Income Plan effective January 1, 1998. For the purposes of this Schedule of Benefits, Final Average Earnings shall be as defined in paragraph 6 of the Plan.

Consistent with the Amendment to the VCRIP Appendix: Greyhound Employees' Retirement Income Plan, effective January 1, 1998, there shall be a transition benefit calculation. The transition benefit calculation shall apply to Eligible Employees who elect early retirement under VCRIP. The calculation compares the
(1) early retirement amount using the accrued benefit determined as of December 31, 1997 and multiplied by the applicable early retirement reduction factor in effect as of December 31, 1997 with (2) the early retirement amount determined by adding the accrued benefit on 12/31/97 to the accrued benefit determined under the formula in effect on and after January 1, 1998 for years of service after 1/1/98 and multiplied by the applicable early retirement reduction factor in effect as of 1/1/98. The Eligible Employee shall receive the higher of the two benefit calculations.

Eligible Employees under this Schedule C are listed on Exhibit C to the Plan.


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                                   SCHEDULE D


Benefits may be payable under this Schedule of Benefits in respect of persons employed by the Company who are selected by the Chief Executive Officer ("CEO") of the Company. The amount used to determine the monthly benefit payable to an Eligible Employee under paragraph 5 of the Plan is as follows:

         A monthly pension based on the rules of the VCRIP for the Eligible Employee applicable at the time of his or her retirement. Final Average Earnings shall be as defined in paragraph 6 of the Plan, (or another applicable schedule of the Plan) except that 100% of the final five (or high five if from schedules A, B, B', or C of this Plan) MIP awards (whether paid or deferred) shall be considered in calculating Final Average Earnings.

         For purposes of this Schedule D only, Eligible Employees shall be defined to mean only those employees selected by the CEO who are eligible to receive MIP and who have reached age 55 or older on or before December 31, 1997.

         Coverage of an Eligible Employee under this Schedule D neither requires nor precludes the Eligible Employee's coverage under another Schedule of Benefits. However, coverage under this Schedule D also does not provide duplication of benefits for an Eligible Employee who, in addition to being covered under this Schedule D is covered under another Schedule of Benefits. If an Eligible Employee is covered under one or more Schedules, the Schedule producing the highest benefit shall be used to make the determination of benefits.


Eligible Employees under this Schedule D are listed on Exhibit D to the Plan.


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                                   SCHEDULE E


Employees who participate in the VCRIP and its appendices (the "Qualified Plan") automatically become Eligible Employees under this Schedule E if their benefits under the Qualified Plan are limited by Internal Revenue Code Section 401(a)(17) or Section 415. The Company shall administratively identify the Eligible Employees under this Schedule E, based on the effect of such Internal Revenue Code provisions on their Qualified Plan benefits, and shall list them on Exhibit
E. Exhibit E shall not require separate approval of the Board of Directors or the Chief Executive Officer of the Company.

Coverage of an Eligible Employee under this Schedule E neither requires nor precludes the Eligible Employee's coverage under another Schedule of Benefits. However, coverage under this Schedule E also does not provide duplication of benefits for an Eligible Employee who, in addition to being covered under this Schedule E, is covered under another Schedule of Benefits. The Company may determine and communicate an Eligible Employee's aggregate benefit under this Plan by considering this Schedule E together with any other Schedule of Benefits that happens to cover the Eligible Employee. Subject to the foregoing, the amount of benefit attributable to this Schedule E and payable to an Eligible Employee pursuant to paragraph 5 of the Plan shall be determined as:

         A monthly pension based on the benefit schedule(s) and rules of the Qualified Plan applicable to the Eligible Employee at the time of his or her retirement. For purposes of this Schedule of Benefits, Final Average Earnings shall be as defined in the Qualified Plan (subject to any modifications under paragraph 6 of this Plan, if applicable) with respect to the Eligible Employee, and shall be determined without regard to the annual limit of $160,000 (as adjusted) that applied under the Qualified Plan pursuant to Internal Revenue Code Section 401(a)(17). In addition, the pension computed in this manner shall not be reduced on account of the Internal Revenue Code Section 415 limitations that apply under the Qualified Plan.



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